SECOND AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

This Second Amended and Restated Change in Control Agreement (the “Agreement”) is made as of January 11, 2010, by and between Universal Display Corporation (the “Company”), and Michael G. Hack (“Employee”).

WHEREAS, Employee is employed by UDC, Inc., an affiliate of the Company, currently serving in a capacity as Vice President, Strategic Product Development of the Company; and

WHEREAS, the Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to the Company without distraction notwithstanding the fact that the Company could be subject to a “Change in Control” (as hereinafter defined), and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company;

WHEREAS, in consideration for Employee agreeing to continue in employment with the Company and its affiliate and agreeing to keep Company information confidential and not to compete with the Company (as hereinafter defined), the Company agrees that Employee shall receive the compensation set forth in this Agreement as a cushion against the financial and career impact on Employee in the event Employee’s employment with the Company is involuntarily terminated in connection with a Change in Control;

WHEREAS, the parties previously entered into an Amended and Restated Change in Control Agreement dated November 4, 2008, which agreement was intended to ensure conformity with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”); and

WHEREAS, based on a change in the Employee’s employment status with the Company effective as of January 1, 2010, the parties are entering into this Second Amended and Restated Change in Control Agreement to ensure that the benefits afforded to Employee in connection with a Change in Control are commensurate with his new status with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Employee (individually a “Party” and together, the “Parties”) agree as follows:

1.           Definitions.

(a)           “Annual Base Salary” shall mean twelve (12) times the greater of: (a) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred and any car allowance) to Employee by the Company and its affiliates (as defined in Section 1504 of the Code without regard to subsection (b) thereof), together with any and all salary reduction authorized amounts under any of the Company’s and its affiliates’ benefit plans or programs, during the twenty-four (24) month period immediately preceding the date of the Change in Control, or (b) the monthly base salary paid or payable to Employee by the Company

(b)           and its affiliates (including authorized deferrals, salary reduction amounts and any car allowance), together with any and all salary reduction authorized amounts under any of the Company’s and its affiliates’ benefit plans or programs, for the last full month immediately prior to Employee’s Termination of Employment.

(c)           “Annual Bonus” shall mean an amount equal to Employee’s highest annual bonus for the last three (3) full fiscal years prior to the Change in Control (annualized in the event that Employee was not employed for the whole of such fiscal year).  If any such amount was paid in whole or in part in the form of stock options, stock appreciation rights, warrants, stock awards or performance units, whether or not restricted or subject to the satisfaction of any performance goals or other criteria, the annual bonus for such fiscal year shall include the fair market dollar value equivalent of all such stock options, stock appreciation rights, warrants, stock awards and performance units, determined as of the date of grant.

(d)           “Board” shall mean the board of directors of the Company.

(e)           “Cause” shall mean (i) conviction of a crime involving moral turpitude, or (ii) gross negligence in the performance of duties, which gross negligence is willful, has or has the potential to have a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole, and is not cured within sixty (60) days after reasonable written notice from the Company.

(f)           “Change in Control” shall mean the occurrence of any of the following:

(i)           if any Person or affiliated group of Persons (other than in their capacities as trustees of a trust existing on the Effective Date or any successor trust having the same beneficiaries) first become the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Persons any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of either the then-outstanding shares of stock of the Company or the combined voting power of the Company’s then-outstanding securities;

(ii)           if, during any period of twenty-four (24) consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or by prior operation of this clause (ii);

(iii)           the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving of the Company or such surviving entity or any parent thereof) at least  fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction) in which no Person or group of affiliated Persons (other than in their capacities as trustees of a trust existing on the Effective Date or any successor trust having the same beneficiaries) first become the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Persons any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of either the then-outstanding shares of stock of the Company or the combined voting power of the Company’s then-outstanding securities;

(iv)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale; or

(v)           any Person has consummated a tender offer or exchange for voting stock of the Company and, directly or indirectly, has become (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting power of the then outstanding shares of stock of the Company.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(h)           “Cure Period” shall mean the thirty (30) day period after the Company receives Employee’s Notice of Termination as described in Section 2 below, during which period the Company shall have the opportunity, if the act or omission is capable of correction, to correct the action or failure to act that constitutes the applicable occurrence as set forth in the Notice of Termination.

(i)           “Effective Termination Date” shall mean:

(i)           in the case of a Termination of Employment initiated by the Company at the time of or within two (2) years after a Change in Control, the date of Employee’s receipt of the Notice of Termination described in Section 2 hereof, or any later date specified therein on which a Termination of Employment is to occur (which date shall not be more than fifteen (15) days after the giving of such notice), as the case may be;

(ii)           in the case of a Termination of Employment initiated by Employee at the time of or within two (2) years after a Change in Control, the date immediately following the end of the Cure Period for the action or failure to act that constitutes the applicable occurrence as set forth in the Employee’s Notice of Termination, provided that the Company shall not have, prior to such date, corrected such action or failure to act or Employee has not waived such failure; and

(iii)           in the case of a Termination of Employment initiated by either the Company or Employee during the one (1) year period immediately preceding a Change in Control, the date of the Change in Control or, if sooner, the date the Company or its affiliates publicly announce an intention to consummate the Change in Control.

(j)           “Person” shall mean any corporation, partnership, limited liability company, joint venture, other entity or natural person.

(k)           “Separation Period” shall mean the twenty-four (24) month period beginning on the Effective Termination Date.

(l)           “Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company or its affiliates.

(m)           “Termination in Connection with a Change in Control” shall mean:

(i)           Subject to the requirements of Section 2, a Termination of Employment at the time of or within two (2) years after a Change in Control either:

A.           initiated by the Company or its affiliates for any reason other than (I) Employee’s death, continuous illness, injury or incapacity for a period of twelve (12) consecutive months, or (II) for Cause; or

B.           initiated by Employee upon the occurrence of one or more of the following events without Employee’s consent, subject to any applicable Cure Period:

C.           any material failure of the Company to comply with and satisfy any of the terms of this Agreement or any other material obligations of the Company or its affiliates to Employee;

(I)           any significant reduction by the Company or its affiliates of the authority, duties, reporting responsibilities or job responsibilities of Employee;

(II)           any removal by the Company or its affiliates of Employee from the employment grade, compensation level or officer positions which Employee holds as of the effective date hereof (except in connection with a promotion to higher office);

(III)           the relocation of the offices of the Company at which Employee is principally employed to a location more than fifty (50) miles from such location immediately prior to the date that is six (6) months before the Change in Control, except for required travel on the Company’s business to any extent substantially consistent with Employee’s business travel obligations as of the date of this Agreement;

(ii)           a Termination of Employment during the one (1) year period immediately preceding a Change in Control, which termination is initiated by the Company, or by Employee upon the occurrence of one or more of the events in clauses (I) – (IV) of subsection (l)(i)(B) above and without Employee’s consent, unless the Company establishes by clear and convincing evidence that such Termination of Employment was for good faith business reasons not related to the Change in Control.

2.           Notice of Termination of Employment.

(a)           The party initiating a Termination of Employment, whether Employee or the Company, shall communicate the Termination of Employment to the other party by a written notice of termination given in accordance with Section 16 hereof (a “Notice of Termination”).  The Notice of Termination shall (i) briefly summarize the facts and circumstances deemed to provide a basis for the Termination of Employment; (ii) indicate, to the extent known, whether the party initiating termination considers the Termination of Employment to be a Termination in Connection with a Change in Control and, if so, the specific reasons why; (iii) if the Effective Termination Date is other than the date of receipt of such notice, specify the Effective Termination Date to the extent determinable, subject to any applicable Cure Period.

(b)           If termination is initiated by Employee based on an event described in Section 1(l)(i)(B)(III)-(IV) above, such Notice of Termination shall be delivered to the Company within a reasonable period of time after the date on which Employee first has actual knowledge of the facts or circumstances giving rise thereto, such period not to exceed ninety (90) days following such date.

(c)           To the extent the Termination of Employment is initiated during the one (1) year period immediately preceding a Change in Control, it is understood that whether the Termination of Employment is a Termination in Connection with a Change in Control may be unknown and the Effective Termination Date may be undeterminable at the time the Notice of Termination is delivered.  In such event, the party initiating the Termination of Employment shall provide a supplemental written notice to the other party providing the additional information that was unknown or undeterminable at the time the original Notice of Termination was delivered (a “Supplemental Notice”).  This Supplemental Notice shall be delivered within a reasonable period of time after the first date on which the initiating party learns of the Change in Control or, if sooner, the date of the publicly announced intention of the Company or its affiliates to consummate the Change in Control, such period not to exceed ninety (90) days after the earlier of the two dates.

3.           Compensation upon Termination in Connection with a Change in Control.  In the event of a Termination in Connection with a Change in Control, the Company shall pay to Employee, or provide to Employee at no additional cost for the length of the Separation Period, the following:

(a)           An amount equal to Employee’s earned or accrued but unpaid compensation (including any unused paid time off) as of the date of Termination of Employment, said amount to be paid in a lump sum within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

(b)           An amount equal to all reasonable out-of-pocket business expenses properly incurred but not yet reimbursed by the Company or its affiliates, said amount to be paid in a lump sum within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

(c)           An amount equal to two (2) times the sum of the Annual Base Salary and the Annual Bonus, said amount to be paid in a lump sum within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

(d)           An amount equal to the estimated after-tax premium cost to Employee of continuing any Company-sponsored life, travel and accident and disability insurance coverage for Employee (and where applicable, his or her spouse and dependents) based on the coverage levels in effect for Employee (and where applicable, his or her spouse and dependents) immediately prior to the Effective Termination Date (less any amount that Employee would have been required to contribute toward the cost of such coverage), for the length of the Separation Period, as if Employee had continued to be employed by the Company during the Separation Period at his or her Annual Base Salary, said amount to be paid in a lump sum within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

(e)           An amount equal to the Company provided contributions to which Employee would be entitled under the Company’s or its affiliates’ 401(k) savings and retirement

(f)           plans (whether qualified or non-qualified) (the “Benefit Plans”), if Employee had continued working for the Company during the Separation Period at his or her Annual Base Salary, and were making the maximum amount of employee contributions, if any, as are required under such Benefit Plans, said amount to be paid in a lump sum within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

(g)           Effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), all outstanding equity awards held by Employee immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable) shall become fully vested (and exercisable to the extent applicable); provided that awards that vest based upon attainment of performance criteria shall not accelerate and vest pursuant to this Section 3(f) but shall instead be governed by the terms of the plan or award agreement evidencing the terms of such award.

(h)           Continued group hospitalization, health and dental care coverage during the Separation Period, at the level in effect as of the Effective Termination Date (or generally comparable coverage) for Employee and, where applicable, Employee’s spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if Employee had continued in employment during the Separation Period.  The COBRA healthcare continuation coverage period under Section 4980B of the Code shall run concurrently with the Separation Period.

(i)           Outplacement assistance services during the Separation Period provided by an outplacement agency selected by Employee, said amount to be paid in a lump sum equal to $10,000 within fifteen (15) days after the Effective Termination Date, but in any event no later than March 15 of the year following the year of the Effective Termination Date.

Notwithstanding the foregoing, no such payments, benefits or services shall be made or provided (except as may be required by law) unless Employee executes, and does not revoke, a written release, substantially in the form attached hereto as ANNEX I (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee’s employment by the Company or its affiliates (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Employee participated and under which Employee has accrued or become entitled to a benefit), or the termination thereof.

4.           Other Payments; Non-Exclusivity of Rights.  The payments and benefits due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company or its affiliates, including, without limitation, any employee benefit programs, compensation plans and programs, or other program permitting Employee to obtain benefits based on exceeding compensation limitations imposed by the Code, and any employee perquisite programs maintained for the benefit of the Company’s officers or employees, except that no cash payments shall be paid to Employee under the Company’s then-current severance pay policies.  Moreover, nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in or rights under any benefit,

5.           bonus, incentive or other plan or program provided by the Company or its affiliates and for which Employee may qualify.

6.           Enforcement.

(a)           In the event that the Company shall fail or refuse to make payment of any amounts due Employee under Sections 3 and 4 hereof within the respective time periods provided therein, the Company shall pay to Employee, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Section 3 and 4, as appropriate, until paid to Employee, at the rate from time to time reported by The Wall Street Journal as its “prime rate” plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

(b)           It is the intent of the Parties that Employee not be required to incur any expenses associated with the enforcement of his or her rights under Sections 3 or 4 hereof by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder.  Accordingly, the Company shall pay Employee, on demand, the amounts necessary to advance to, or reimburse Employee in full for, all expenses (including all attorneys’ fees and legal expenses) reasonably incurred by Employee in enforcing any of Employee’s rights under this Agreement.

7.           No Mitigation.  Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8.           No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or its affiliates may have against Employee or others.

9.           Tax Withholding.  Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

10.           Tax Reimbursement Payments.  In the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by the Company or its affiliates (collectively, the “Covered Payments”), including, without limitation, any profits realized in respect of the receipt, vesting or exercise of stock options or warrants and similar events, are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to Employee at the time specified below an additional amount (the “Tax Reimbursement Payment”), such that the net amount retained by Employee with respect to such Covered Payments, after deducting any Excise Tax on the Covered Payments, as well as any Federal, state and local income taxes and Excise Tax on the Tax Reimbursement Payment provided for by this Section 9, but before deduction for any Federal, state or local income or employment tax

11.           withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.  The Company shall reimburse Employee only as a result of excise taxes imposed under Section 4999 of the Code (or a successor Code provision of comparable intent).

(a)           For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i)           such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants or tax counsel selected by such Accountants (the “Accountants”), such Covered Payments, in whole or in part, either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to the Excise Tax, and

(ii)           the value of any non-cash benefits or any deferred payments or benefits shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(b)           For purposes of determining the amount of the Tax Reimbursement Payment, Employee shall be deemed to pay:

(i)           Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and taking into account the effect of loss of the value of itemized deductions and personal exemptions as a result of Employee’s receipt of the Tax Reimbursement Payment; and

(ii)           any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes that could be obtained from the deduction of such state or local taxes if paid in such year.

(c)           In the event that the Excise Tax is subsequently determined by the Accountants, or pursuant to any proceeding or negotiations with the Internal Revenue Service, to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Employee shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been

(d)           paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed interest received or credited to Employee by such tax authority for the period it held such portion.  Employee and the Company shall mutually agree upon a course of action to be pursued (and the method of allocating the expenses thereof) if Employee’s good faith claim for refund or credit is denied.

(e)           In the event that the Excise Tax is later determined by the Accountants, or pursuant to any proceeding or negotiations with the Internal Revenue Service, to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(f)           The Tax Reimbursement Payment (or any portion thereof) provided for in this Section 9 shall be paid to Employee not later than fifteen (15) days following payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or any portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Employee by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment, and shall pay to Employee the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the taxes for which the Tax Reimbursement Payment is being paid.  In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be paid by the Company to Employee, within fifteen (15) days after written demand by the Company for repayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(g)           Notwithstanding anything in this Agreement to the contrary, if applicable, the Company shall not pay Covered Payments and Tax Reimbursement Payments under this Agreement earlier than the earliest date permitted by Section 409A of the Code, or later than the latest date permitted by Section 409A of the Code, if, as determined in the reasonable judgment of outside counsel hired by the Company, payment on the originally scheduled date would cause the Employee to incur adverse tax consequences under Section 409A of the Code.  Covered Payments and Tax Reimbursement Payments that are subject to Section 409A of the Code shall only be paid upon an event permitted by Section 409A of the Code, and this Agreement shall be administered consistently with Section 409A of the Code, to the extent applicable.

12.           Section 409A of the Code.

(a)           Amounts payable under this Agreement are intended, in whole or in part, to meet the requirements of the “short-term deferral” exception or another exception under Section 409A of the Code.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation

(b)           from service” within the meaning of such term under Section 409A of the Code and each payment made under this Agreement shall be treated as a separate payment.  In no event shall the Employee, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           Notwithstanding anything in this Agreement to the contrary, if at the time of the Employee’s “separation from service” with the Company, the Company has securities which are publicly-traded on an established securities market and the Employee is a “specified employee,” and it is necessary to postpone payment of any amount under this Agreement for a period of six (6) months after the Employee’s “separation from service” with the Company to prevent any accelerated or additional tax under Section 409A of the Code, payment of such amount shall be postponed as required by Section 409A of the Code, and the accumulated postponed amount, with interest (as described below), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If the Employee dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of Section 409A of the Code, with interest, shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.  A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as may be determined by the Company’s Board of Directors or its delegate.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company’s Board of Directors or its delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.  If amounts are postponed on account of Section 409A, the postponed amounts will be credited with interest for the postponement period.  Said interest shall be compounded daily at an annualized rate equal to the interest rate reported by The Wall Street Journal as its “prime rate” on the Effective Termination Date.

13.           Confidential Information.  Employee recognizes and acknowledges that, by reason of his or her employment by and service to the Company, he or she has had and will continue to have access to confidential information of the Company, including, without limitation, information and know-how pertaining to the Company’s products and services, innovations, designs, ideas, plans, trade secrets, proprietary inventions, distribution and sales methods and systems, sales and profit figures, customer and supplier lists, and relationships with customers, suppliers and others (“Confidential Information”).  Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that he or she will not, either during or after his or her employment by the Company, disclose or use any Confidential Information for any purpose known to be adverse to the interests of the Company,

14.           unless the information is already in the public domain through no fault of Employee or such disclosure or use is required by law or in a judicial or administrative proceeding.

15.           Non-Competition and Non-Solicitation.

(a)           During Employee’s employment by the Company and for a period of six (6) months after Employee’s Termination in Connection with a Change in Control, Employee will not, except with the prior written consent of the Board (which consent shall not be unreasonably withheld or delayed), own, manage, operate, join, control or finance, or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with, any business or enterprise directly engaged in, or with affiliates directly engaged in, the business of researching, developing, licensing, selling, distributing, marketing or otherwise commercializing organic light emitting device (“OLED”) technology, chemicals or manufacturing equipment.  The foregoing restrictions shall not be construed to prohibit the ownership by Employee of less than five percent (5%) of any class of securities of a corporation engaged in any of the foregoing business activities that has a class of securities registered pursuant to the Securities Exchange Act, provided that such ownership represents a passive investment and that neither Employee nor any group of Persons including Employee, either directly or indirectly, manages or exercises control over any such corporation, guarantees any of its financial obligations, otherwise takes any part in the conduct of its business (other than in exercising their rights as shareholders), or seeks to do any of the foregoing.

(b)           During his or her employment by the Company, and thereafter during the Separation Period, Employee will not knowingly (i) solicit, divert, take away, redirect or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom Employee had any direct or indirect involvement during the term of this Agreement; or (ii) solicit, induce, recruit or attempt to influence any person who is now or is hereafter an employee of the Company to become an employee or be engaged as an independent contractor of any entity engaged in activities competitive with those of the Company.

(c)           An amount equal to one-half of the severance benefits payable under this Agreement is specifically designated as additional consideration for the covenants described in this Section 12.  The covenants described in this Section 12 shall continue to apply during the period specified herein after Employee’s Termination of Employment for any reason, without regard to whether Employee executes a Release or receives any severance benefits as a result of such termination.  If Employee breaches any of the covenants described in this Section 12, the applicable period during which the covenant applies shall be tolled during the period of such breach.

16.           Equitable Relief.

(a)           Employee acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its

(b)           affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)           Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 11 or 12 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the state or federal courts of the State of New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.  Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 hereof.

17.           Term of Agreement.  This Agreement shall continue in full force and effect until all of the obligations of the Parties hereunder are satisfied or have expired.

18.           Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

19.           Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Universal Display Corporation 375 Phillips Boulevard Ewing, New Jersey 08618 Attention: President and Chief Executive Officer

If to Employee, to Employee’s address of record with the Company or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other in the manner specified in this Section 16; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or to any successor pursuant to this Section 16 shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

20.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of New Jersey, without giving effect to any conflict of laws provisions.

21.           Contents of Agreement, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and executed on the Company’s behalf by a senior executive officer or a senior management representative having supervisory responsibility with respect to Employee and/or Board approval.  The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

(b)           Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company, or as changing or modifying the “at will” nature of Employee’s employment status.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Employee and the Company hereunder shall not be assignable, in whole or in part, except as expressly authorized herein.  If Employee should die after a Termination in Connection with a Change in Control and while any amount payable hereunder would still be payable to Employee if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance

(d)           with the terms of this Agreement to Employee’s devises, legates or other designees or, if there is no such designee, to Employee’s estate.

(e)           Notwithstanding the foregoing, the Company may amend this Agreement at any time without the consent of the Employee if the Company determines, based on the advice of outside counsel, that such amendment is necessary to comply with the requirements of Section 409A of the Code with respect to any particular amount or benefit that the Employee is entitled to receive under this Agreement.  However, no amendment shall reduce the aggregate amounts and benefits the Employee is entitled to receive hereunder unless such aggregate amounts and benefits are prohibited by Section 409A of the Code or other applicable law.

22.           Severability; Effect of Legal Restrictions.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.  Moreover, the terms of this Agreement shall be deemed modified to the extent necessary for the Company, in the written opinion of its outside counsel, to avoid violating the requirements of the Sarbanes-Oxley Act of 2002, or any other law applicable to the employment arrangements between Employee and the Company.  Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required due to operation of the preceding sentence shall not, in and of itself, constitute a breach of this Agreement; provided, however, that the Company shall provide economically equivalent payments or benefits to Employee to the extent permitted by law.

23.           Remedies Cumulative; No Waiver.  Except as otherwise expressly set forth herein, no right conferred upon either Party by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder, or now or hereafter existing at law or in equity.  No delay or omission by either Party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

24.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

EMPLOYEE REPRESENTS AND ACKNOWLEDGES THAT (I) HE OR SHE HAS BEEN ADVISED BY THE COMPANY TO CONSULT HIS OR HER OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, AND (II) THAT HE OR SHE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HIS OR HER COUNSEL.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

UNIVERSAL DISPLAY CORPORATION
	By:	/s/ Sidney D. Rosenblatt
	Name:	Sidney D. Rosenblatt
	Title:	CFO
/s/ Scott Bovino		/s/ Michael Hack
Witness		EMPLOYEE

ANNEX I

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

WHEREAS Michael G. Hack (“Employee”) has been employed by Universal Display Corporation (the “Company”) and its affiliate, UDC, Inc., and because the Employee’s employment with the Company terminated or will terminate effective as of ____________________ (the “Effective Termination Date”), Employee and the Company agree as follows:

In consideration of the promises of the Company set forth in paragraph 3 below, Employee, and his or her heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably agrees to the termination of Employee’s employment with the Company as of the Effective Termination Date, and hereby REMISE, RELEASE and FOREVER DISCHARGE the Company and any individual or organization related to the Company against whom or which Employee could assert a claim, including any and all affiliates, and their officers, directors, shareholders, partners, employees and agents, together with their respective successors and assigns, heirs, executors and administrators (hereinafter referred to collectively as the “Releasees”), of and from any and all causes of action, suits, debts, claims and demands whatsoever, which Employee had, has, or may have against Releasees up until the date of execution of this Separation of Employment Agreement and General Release, other than the Release Exclusions (as defined below).  Particularly, but without limitation, Employee so releases all claims relating in any way to his employment or the termination of his employment relationship with the Company, including without limitation claims under the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et al., Title VII of the Civil Rights Act of 1964, as amended, § 42 U.S.C. 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001 et seq., the Age Discrimination in Employment Act, as amended 29 U.S.C. § 621 et seq. (the “ADEA”), any common law claims and all claims for attorneys’ fees and costs.

Employee agrees and covenants that, should any other person, organization or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, up to and including the date of execution of this Separation of Employment Agreement and General Release, Employee will not seek or accept any personal relief in such civil action, suit or legal proceeding.  Moreover, Employee shall promptly take all steps necessary to dismiss, with prejudice, any and all pending complaints, charges and grievances against the Company or the Releasees, regardless of whether they are or have been filed internally or externally.

Notwithstanding anything to the contrary in this Separation of Employment Agreement and General Release, nothing herein relinquishes any rights Employee may have to the following claims, or to any civil actions, suits or legal proceedings involving such claims (the “Release Exclusions”):  (i) claims to seek indemnification pursuant to applicable state law, the Company’s By-Laws, applicable Company resolutions, applicable Company employee benefit plans or other such documents maintained or required to be maintained by the Company, (ii) claims to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by the Company, and (iii) claims to seek enforcement of Employee’s rights under the Change in Control Agreement between Employee and the Company (the “Change in Control Agreement”).

In full consideration of Employee’s execution of this Separation of Employment Agreement and General Release, and his or her agreement to be legally bound by its terms, the Company has agreed to provide Employee with the payments, benefits and other consideration specified in the Change in Control Agreement.  Except as set forth in this Separation of Employment Agreement and General Release, or as may be required by applicable law, it is expressly agreed and understood that Releasees do not have, and will not have, any obligation to provide Employee, at any time in the future, with any payments, benefits or other consideration not specified in the Change in Control Agreement.

Employee hereby agrees and recognizes that, as of the Effective Termination Date, Employee’s employment relationship with the Company will be permanently and irrevocably severed.  Accordingly, Employee will not apply for a position with the Company or any of its affiliates and Employee waives his or her right to be hired or rehired in the future by the Company or any of its affiliates.  It is further agreed and understood that Employee will continue to be available and cooperate in a reasonable manner in providing assistance to the Company in concluding any matters which are reasonably related to the duties and responsibilities which Employee had while employed by the Company, provided that such cooperation and assistance does not interfere with any subsequent employment obtained by Employee.

Employee agrees and acknowledges that this Separation of Employment Agreement and General Release is not and shall not be construed to be an admission of any violation by the Releasees of any federal, state or local statute or regulation, or of any duty owed by the Releasees to Employee or any other person.

Employee agrees, covenants and promises that Employee will not communicate or disclose the terms of this Separation of Employment Agreement and General Release to any persons with the exception of members of Employee’s immediate family and Employee’s attorneys and financial advisors, except as may be required by applicable law.

Employee hereby certifies that Employee has read the terms of this Separation of Employment Agreement and General Release, that Employee has been advised by the Company to consult with an attorney of his or her own choice prior to executing this Separation of Employment Agreement and General Release, that Employee has had an opportunity to do so, and that Employee understands the terms and effects of this Separation of Employment Agreement and General Release.  Employee further certifies that neither the Releasees, nor any representative of Releasees, have made any representations to Employee concerning this Separation of Employment Agreement and General Release other than those contained herein.

Employee acknowledges that Employee has been informed that this Separation of Employment Agreement and General Release includes a waiver of claims under the ADEA, and that Employee has the right to reconsider this Separation of Employment Agreement and General Release as it pertains to claims under the ADEA for a period of twenty-one (21) days (or forty-five (45) days in the event of a group termination).  Employee also understands that he or she has the right to revoke this Separation of Employment Agreement and General Release in its entirety for a period of seven (7) days following Employee’s execution thereof.  Should Employee desire to exercise any of the foregoing rights, Employee shall do so by providing written notice to the Company within the applicable period at the following address:  Universal Display Corporation at 375 Phillips Boulevard, Ewing, New Jersey 08618, Attention: President.

This Separation of Employment Agreement and General Release, together with the Change in Control Agreement, constitute the complete and entire understanding between the parties relating to the subject matter of such documents, and supersede any and all prior agreements and understandings between the parties relating thereto.  If any provision of this Separation of Employment Agreement and General Release is deemed invalid, the remaining provisions shall not be affected.  The provisions of this Separation of Employment Agreement and General Release shall be governed by the laws of New Jersey, without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Employee has executed this Separation of Employment Agreement and General Release as of the date indicated below.

EMPLOYEE	Date

Acknowledgment of Receipt by:	UNIVERSAL DISPLAY CORPORATION

By:
Name:
Title: